Exhibit 99.1

       PolyMedica Reports Results for Fiscal 2007 Third Quarter


    WAKEFIELD, Mass.--(BUSINESS WIRE)--Feb. 5, 2007--PolyMedica
Corporation (NASDAQ:PLMD):

    Highlights:

    -- Earnings per share, including stock-based compensation expense of $0.08 per diluted share, were $0.43, representing a 26% sequential increase over the second quarter;

    -- Revenues for the third quarter of fiscal 2007 were $177.2 million, a 34% increase over the prior year quarter and an increase of 8% over the second quarter;

    -- Diabetes revenue increased 10% year over year and 5% over the second quarter;

    -- Pharmacy revenue increased 157% year over year and 16% over the second quarter;

    -- The Company dispensed 566,000 prescriptions in the third quarter, a 17% sequential increase over the second quarter; and

    -- The Company generated $21 million in operating cash flow and reduced its outstanding debt by $26 million in the third quarter.

    PolyMedica Corporation (NASDAQ: PLMD) today reported revenue growth of 34% to $177.2 million in the third fiscal quarter of 2007 compared with $131.9 million for the same period last year. Income from continuing operations, net of taxes, for the quarter was $9.8 million, or $0.43 per diluted share, compared sequentially with $8.0 million, or $0.34 per diluted share, in the second quarter. In accordance with Statement of Financial Accounting Standards (SFAS) No. 123R, "Share-Based Payment," the Company recognized $3.0 million of pre-tax stock-based compensation expense ($1.9 million after taxes, or $0.08 per diluted share) during the third quarter of fiscal 2007. Excluding the impact of stock-based compensation expense, earnings per share for the quarter were $0.51 compared with $0.42 in the second quarter of fiscal 2007. Earnings per share in the third quarter of fiscal 2006 were $0.40.

    Commenting on the Company's quarterly results, President and Chief Executive Officer Patrick Ryan said, "We continue to be pleased by the performance in our core diabetes business and our success to date in building our pharmacy business. The Company's focus on meeting the comprehensive needs of people suffering from diabetes has been well received by our patients. Overall, it was a strong quarter for the Company and yielded solid revenue and earnings growth. Operating cash flow for the third quarter was $21 million and provided us with the opportunity to reduce outstanding debt by $26 million."

    Mr. Ryan continued, "We are now processing prescriptions under the Medco pharmacy fulfillment agreement, and we expect to complete the transition to Medco by March 31st. The Medco agreement allows us to leverage the Liberty brand and our call center expertise to reach and serve patients, and it provides world class fulfillment services to our patients."



Results of Operations for the Third Quarter
Net revenues:
                                  Three Months Ended
                                 ---------------------
                                 Dec. 31,    Dec.31,       $      %
(in thousands)                     2006       2005      Change  Change
                                  --------  ---------- -------- ------
Diabetes                         $122,047  $  110,481  $11,566     10%
Pharmacy                           55,168      21,450   33,718    157%
                                  --------  ----------  ------- ------
Net revenues                     $177,215  $  131,931  $45,284     34%
                                  ========  ==========  ======= ======


    Net revenues in the third quarter of fiscal 2007 increased 34% to $177.2 million compared with $131.9 million for the same period last year. Diabetes revenue increased $11.6 million, or 10%, from last year, primarily due to the 7% increase in diabetes patients and an increase in revenue generated from the Company's diabetes commercial business.

    Pharmacy revenue increased $33.7 million, or 157%, from last year, primarily due to the increase in patients served through the Company's Medicare Part D drug benefit program. The Company dispensed 566,000 prescriptions in the third quarter compared with 174,000 dispensed prescriptions in the prior year period.

    The provision for sales returns and allowances in the third quarter of 2007 was $2.9 million, or 1.6% of gross revenues, compared with $4.2 million, or 3.1% of gross revenues, in last year's third quarter. The decrease in the amount and the percentage of sales returns and allowances to gross revenues in the third quarter ended December 31, 2006, was attributable to the revenue growth of the Pharmacy segment, which generates a lower rate of sales returns and allowances; a reduction in sales returns of diabetes products during the quarter; and, the fiscal 2006 acquisition of IntelliCare, which does not have sales returns.



Gross Margin:
                                   Three Months Ended
                                   --------------------
                                   Dec. 31,   Dec.31,      $      %
(in thousands)                       2006       2005    Change  Change
                                    -------   --------- ------- ------
Diabetes                           $68,918   $  60,941  $7,977     13%
Pharmacy                             9,363       7,991   1,372     17%
                                    -------   ---------  ------ ------
Gross margin                       $78,281   $  68,932  $9,349     14%
                                    =======   =========  ====== ======


    Gross margin dollars in the third quarter increased 14% to $78.3 million from $68.9 million for the same period last year. Diabetes gross margin dollars increased $8 million and Pharmacy gross margin dollars increased $1.4 million from last year. Overall, the Company's gross margin was 44.2% of net revenues in the third quarter compared with 52.2% last year and 46.3% in the second quarter of fiscal 2007. Diabetes gross margin was 56.5% in the third quarter compared with 55.2% last year and 57.3% in the second quarter. The increase in Diabetes gross margin from last year was primarily attributable to a decrease in diabetes strip pricing and related product costs. The reduction in Diabetes gross margin from the second quarter was due to an increase in the Diabetes commercial business and insulin pump supply business, which generate lower gross margin rates.

    Pharmacy gross margin was 17.0% in the third quarter ended December 31, 2006, compared with 37.3% in the prior year and 19.2% in the second quarter. The decrease in Pharmacy gross margin from last year and the second quarter was due to the growth in net revenues attributable to the Liberty Part D drug benefit program, which generates a lower product gross margin than the historical Pharmacy business.



Selling, general and administrative expenses:
                                                 Three Months Ended
                                               ----------------------
                                               Dec. 31,    Dec. 31,
(in thousands)                                   2006        2005
                                                -------   -----------
Employee compensation                          $23,499   $    22,261
Direct-response advertising amortization        12,540        10,828
Depreciation expense                             2,492         1,964
Amortization of intangible assets                4,061         2,389
Provision for doubtful accounts                  4,495         4,952
Stock-based compensation                         3,001           565
Other                                           10,952         9,369
                                                -------   -----------
Selling, general and administrative expenses   $61,040   $    52,328
                                                =======   ===========
As a percentage of net revenues                   34.4%         39.7%
                                                =======   ===========


    The $8.7 million increase in selling, general and administrative expense from last year related primarily to the $2.4 million increase in stock-based compensation as a result of the implementation of SFAS 123R in fiscal 2007 and the $1.7 million increase in the amortization of direct-response advertising. In addition, there were increases in the amortization of intangible assets, headcount and other costs associated with the 13 diabetes companies acquired since September 30, 2005, and the fiscal 2006 acquisition of IntelliCare. Other SG&A expense primarily includes legal, accounting, communications cost and marketing expense. SG&A expense, in dollars, was similar to the amount reported in the second quarter of 2007. As a percentage of revenue, SG&A expense in the third quarter was 34.4% compared with 39.7% last year and 36.7% in the second quarter.

    Other income and expense:

    Other income and expense of $1.7 million increased $282,000 from last year due to the higher level of debt outstanding during the period. Compared with the second quarter, other income and expense decreased $1.5 million, or 46%, primarily due to the reduction in the overall interest rate as a result of the Company's issuance of 1% coupon convertible notes in the second quarter and the $26 million reduction in debt outstanding under the Company's credit facility during the quarter. The average borrowing rate under the credit facility was 6.3% in the third quarter compared with 6.9% in the second quarter and the overall weighted average interest rate on all debt was 2.7% in the third quarter compared with 6.1% in the second quarter and 5.2% in last year's third quarter.



Results of Operations for the Nine Months Ended December 31, 2006
Net revenues:
                                  Nine Months Ended
                                ---------------------
                                 Dec.31,    Dec.31,       $       %
(in thousands)                    2006       2005      Change   Change
                                 --------  ---------- --------- ------
Diabetes                        $352,527  $  288,997  $ 63,530     22%
Pharmacy                         144,687      61,889    82,798    134%
                                 --------  ----------  -------- ------
Net revenues                    $497,214  $  350,886  $146,328     42%
                                 ========  ==========  ======== ======


    Net revenues for the nine months ended December 31, 2006, increased 42% to $497.2 million compared with $350.9 million for the same period last year. Diabetes revenue increased $63.5 million, or 22%, from last year, due to the increase in patients and the fiscal 2006 acquisitions of NDP and IntelliCare. Pharmacy revenue increased $82.8 million, or 134%, from last year due to the growth of dispensed prescriptions resulting from patients enrolling in the Company's Medicare Part D drug benefit program.



Gross Margin:
                                   Nine Months Ended
                                 ---------------------
                                  Dec.31,    Dec.31,       $      %
(in thousands)                     2006        2005     Change  Change
                                  --------   --------- -------- ------
Diabetes                         $199,392   $ 167,558  $31,834     19%
Pharmacy                           27,180      21,802    5,378     25%
                                  --------   ---------  ------- ------
Gross margin                     $226,572   $ 189,360  $37,212     20%
                                  ========   =========  ======= ======


    Gross margin dollars for the nine months ended December 31, 2006, increased 20% to $226.6 million from $189.4 million for the same period last year due to revenue growth in both the Diabetes and Pharmacy segments this year. Diabetes gross margin dollars increased $31.8 million and Pharmacy gross margin dollars increased $5.4 million from last year. Overall, the Company's gross margin decreased to 45.6% of net revenues compared with 54.0% last year due to a higher percentage of revenues derived from the Pharmacy segment, and the NDP and IntelliCare acquisitions, all of which generate lower gross margins than the Company's historical business. Diabetes gross margin decreased to 56.6% compared with 58.0% last year primarily due to the revenue generated from the NDP and IntelliCare acquisitions.

    Pharmacy gross margin decreased to 18.8%, compared with 35.2% last year, due to the growth in net revenue attributable to the Liberty Part D drug benefit program that generates a lower gross margin than the historical pharmacy business.



Selling, general and administrative expenses:
                                                   Nine Months Ended
                                                 ---------------------
                                                  Dec.31,    Dec.31,
(in thousands)                                     2006        2005
                                                  --------    --------
Employee compensation                            $ 70,407    $ 59,812
Direct-response advertising amortization           36,235      31,246
Depreciation expense                                7,568       5,757
Amortization of intangible assets                  10,198       5,253
Provision for doubtful accounts                    15,824      14,477
Stock-based compensation                            8,954       1,144
Other                                              32,333      22,961
                                                  --------    --------
Selling, general and administrative expenses     $181,519    $140,650
                                                  ========    ========

As a percentage of net revenues                      36.5%       40.1%
                                                  ========    ========


    The $40.9 million increase in selling, general and administrative expense from last year related primarily to increased headcount to support the growth of the Diabetes and Pharmacy businesses, amortization expense and other general costs associated with the fiscal 2006 acquisitions of NDP and IntelliCare, the acquisitions of certain assets of 13 diabetes companies acquired since September 30, 2005, the inclusion of stock-based compensation in the financial statements in fiscal 2007 and an increase in direct-response advertising amortization. Other SG&A expense primarily includes legal, accounting, communications costs and marketing expense. As a percentage of revenue, SG&A expense for the nine months ended December 31, 2006, was 36.5% compared with 40.1% in the year earlier period.

    Other income and expense:

    Other income and expense of $7.7 million increased $5.7 million from last year due to the higher level of average debt outstanding during the period. The Company's average debt balance increased primarily due to the repurchase of the Company's common stock during fiscal 2006 and the completion of several acquisitions during fiscal 2006 and fiscal 2007.



Balance Sheet and Cash Flow Highlights
The Company's cash flows for the nine months ended December 31, 2006 and 2005, included the following:

                                        Nine Months Ended
                                      ---------------------
                                       Dec.31,    Dec. 31,       $
                                         2006       2005      Change
                                       ---------  --------- ----------
Summary Cash Flow Data:

Cash flows from operating activities $ 42,314 $ 11,719 $ 30,595 Cash flows used for investing
 activities                             (30,856)   (46,021)    15,165
Cash flows from (used for) financing
 activities                             (19,232)   (31,873)    12,641
                                       ---------  ---------  ---------
Net change in cash and cash
 equivalents                             (7,774)   (66,175)    58,401
Beginning cash and cash equivalents       9,101     72,246    (63,145)
                                       ---------  ---------  ---------
Ending cash and cash equivalents      $   1,327  $   6,071  $  (4,744)
                                       =========  =========  =========

Additional Cash Flow/Balance Sheet
 Data:

Purchase of property, plant and
 equipment                            $  (8,143) $  (7,943) $    (200)
Purchase of patient lists and other
 contracts                              (26,598)    (7,051)   (19,547)
Direct response advertising
 expenditures                           (44,145)   (40,560)    (3,585)
Proceeds from convertible note
 offering                               180,000          -    180,000
Net purchase of derivative
 instruments                            (26,268)         -    (26,268)
Repurchase of common stock              (29,624)  (192,210)   162,586
Net cash flow from credit facility     (132,400)   167,500   (299,900)
A/R days sales outstanding                   53         63
Inventory days on hand                       41         57

Diabetes Patients:
                                                   Three      Twelve
                                                   Months     Months
                                                   Ended      Ended
                                                  Dec. 31,   Dec. 31,
                                                    2006       2006
                                                  ---------  ---------
Diabetes patients, beginning balance               913,000    862,000
New diabetes patients from marketing
 programs                                           44,000    191,000
New diabetes patients from
 acquisitions                                       16,000     47,000
Patient attrition                                  (48,000)  (175,000)
                                                  ---------  ---------
Diabetes patients as of December 31,
 2006                                              925,000    925,000
                                                  =========  =========




Other Key Operating Metrics:
                                              Three Months Ended
                                         -----------------------------

                                          Dec.31,   Sept.30,  Dec.31,
                                           2006       2006     2005
                                          --------   -------- --------
Diabetes:
Diabetes shipments                        633,000    623,000  608,000
Revenue per shipment                     $    180  $   174 $      173
Quarterly reorder rate                       91.3%      89.7%    91.4%
Patient retention from last quarter          94.7%      95.2%    95.0%
Acquisition cost per patient - Marketing $    338  $   296 $      266
Other revenue included in Diabetes
 segment (000s)                          $  8,097  $ 8,040 $    5,625

Pharmacy:
Dispensed prescriptions                   566,000    483,000  174,000
Patients receiving prescriptions during
 quarter                                   91,000     86,000   65,000
Average prescriptions shipped to each
 patient in quarter                          6.22       5.63     2.69
Revenue per dispensed prescription       $     97  $    98 $      123
Gross margin per dispensed prescription  $     17  $    19 $       46
Brand revenue dollars as % of total
 Pharmacy revenue                            80.4%      82.0%    76.4%
Brand prescriptions as % of total
 Pharmacy prescriptions                        50%        52%      49%


    Conference Call and Replay

    PolyMedica management will host a conference call and live webcast tomorrow, Tuesday, February 6, 2007, at 9:00 a.m. Eastern time to discuss the Company's financial results. The number to call for this interactive conference call is 1-888-313-1094. A 90-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to these events can be found on the Company's website at www.polymedica.com or at www.earnings.com.

    About PolyMedica

    For more than a decade, PolyMedica Corporation has been the nation's largest provider of blood glucose testing supplies and related services to people with diabetes and today serves more than 925,000 active diabetes patients. The Company also offers a full service pharmacy to meet patients' medication needs and provides patient education to help its patients better manage their health conditions. Through proactive patient outreach, convenient home delivery and administrative support, PolyMedica makes it simple for patients to obtain the supplies and medications they need, while encouraging compliance with physicians' orders. More information about PolyMedica can be found on the Company's website at www.polymedica.com.

    This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, rules and regulations promulgated under the Act, unanticipated changes in Medicare reimbursement, successful participation in new reimbursement programs, outcomes of government reviews, inquiries, investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2006, and Quarterly Reports on Form 10-Q for the periods ended June 30, 2006 and September 30, 2006. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.



                        POLYMEDICA CORPORATION
                Consolidated Statements of Operations
               (In thousands, except per share amounts)

                            Three Months Ended     Nine Months Ended
                           --------------------- ---------------------
                            Dec.31,    Dec.31,    Dec.31,    Dec.31,
                             2006        2005      2006        2005
                            --------    --------  --------    --------

Net revenues               $177,215    $131,931  $497,214    $350,886
Cost of sales                98,934      62,999   270,642     161,526
                            --------    --------  --------    --------

Gross margin                 78,281      68,932   226,572     189,360

Selling, general and
 administrative expenses     61,040      52,328   181,519     140,650
                            --------    --------  --------    --------

Income from operations       17,241      16,604    45,053      48,710
Other income and expense     (1,746)     (1,464)   (7,717)     (2,039)
                            --------    --------  --------    --------

Income from continuing
 operations before income
 taxes                       15,495      15,140    37,336      46,671
Income tax provision          5,656       5,526    13,628      17,042
                            --------    --------  --------    --------

Income from continuing
 operations, net of income
 taxes                        9,839       9,614    23,708      29,629


Income from discontinued
 operations, net of income
 taxes                            -         264         -      23,904
                           ---------    -------- ---------    --------

Net income                 $  9,839    $  9,878  $ 23,708    $ 53,533
                            ========    ========  ========    ========

Income from continuing
 operations, net of income
 taxes, per weighted
 average share, diluted    $   0.43    $   0.40  $   1.01    $   1.14



Income from discontinued
 operations, net of income
 taxes, per weighted
 average share, diluted           -        0.01         -        0.93
                           ---------    -------- ---------    --------

Net income per weighted
 average share, diluted    $   0.43    $   0.41  $   1.01    $   2.07
                            ========    ========  ========    ========

Weighted average shares,
 diluted                     23,151      24,270    23,419      25,922




                        POLYMEDICA CORPORATION
                     Consolidated Balance Sheets
                            (In thousands)

                                                   Dec. 31,  March 31,
                                                     2006      2006
                                                    --------  --------
                      ASSETS

Current assets
   Cash and cash equivalents                       $  1,327  $  9,101
   Accounts receivable, net                         104,597   104,013
   Inventories                                       44,638    34,467
   Deferred income taxes                              4,334     4,334
   Income tax receivable                                  -     6,662
   Prepaid expenses and other current assets         17,896     9,896
                                                    --------  --------

      Total current assets                          172,792   168,473

Property, plant and equipment, net                   61,900    64,678
Goodwill                                             64,598    64,488
Intangible assets, net                               43,593    27,228
Direct response advertising, net                     99,488    91,653
Notes receivable                                      9,641     9,548
Other assets                                          8,850     3,249
                                                    --------  --------

      Total assets                                 $460,862  $429,317
                                                    ========  ========

                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued expenses           $ 61,171  $ 47,015
   Current portion, capital lease obligations           652       596
                                                    --------  --------

   Total current liabilities                         61,823    47,611

Capital lease and other obligations                   1,756     1,144
Convertible notes                                   180,000         -
Credit facility                                      57,600   190,000
Deferred income taxes                                11,035    31,411
                                                    --------  --------

      Total liabilities                             312,214   270,166
      Total shareholders' equity                    148,648   159,151
                                                    --------  --------

      Total liabilities and shareholders' equity   $460,862  $429,317
                                                    ========  ========




                        POLYMEDICA CORPORATION
   Statement of Operations - Reconciliation of Non-GAAP Financial
                               Measures
               (In thousands, except per share amounts)

                                          Three Months Ended
                                          December 31, 2006
                                --------------------------------------
                                 Reported       Stock-       Adjusted
                                   GAAP         Based        Non-GAAP
                                  Totals     Compensation     Totals
                                ---------- ---------------- ----------
Income before income taxes      $  15,495     $      3,001  $  18,496
Income tax provision                5,656            1,095      6,751
                                 ---------     ------------  ---------
Net income                      $   9,839     $      1,906  $  11,745
                                 =========     ============  =========

Diluted earnings per share      $    0.43     $       0.08  $    0.51
                                 =========     ============  =========

Weighted average shares,
 diluted                           23,151           23,151     23,151

                                          Nine Months Ended
                                          December 31, 2006
                                --------------------------------------
                                 Reported       Stock-       Adjusted
                                   GAAP         Based        Non-GAAP
                                  Totals     Compensation     Totals
                                ---------- ---------------- ----------
Income before income taxes      $  37,336     $      8,954  $  46,290
Income tax provision               13,628            3,268     16,896
                                 ---------     ------------  ---------
Net income                      $  23,708     $      5,686  $  29,394
                                 =========     ============  =========

Diluted earnings per share      $    1.01     $       0.24  $    1.25
                                 =========     ============  =========

Weighted average shares,
 diluted                           23,419           23,419     23,419


The Company believes that referring to these non-GAAP totals facilitates a better understanding of its annual operating results.



    CONTACT: PolyMedica Corporation
             Investor Contact:
             Keith W. Jones, 781-486-8111
             Chief Financial Officer